UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2017

Cannabis Sativa, Inc.

(Exact name of Registrant as specified in its charter)

Nevada (State or other Jurisdiction of Incorporation or organization)	000-53571 (Commission File Number)	20-1898270 (IRS Employer I.D. No.)

1646 W. Pioneer Blvd., Suite 120

Mesquite, Nevada 89027

Phone: (702) 346-3906

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

N/A

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule l 4a- l 2 under the Exchange Act ( 17 CFR 240. l 4a- l 2)

☐  Pre-commencement communications pursuant to Rule l 4d-2(b) under the Exchange Act (17 CFR 240. l 4d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. l 3e-4(c))

ITEM  5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Mr. Gray from the Board of Directors

On September 29, 2017, at a Board of Director’s meeting of the Company, Director and Chairman of the Board James P. Gray notified the Board of his decision to resign from the Board of Directors by the end of 2017 in order to devote greater time to other personal and business endeavors. Upon discussion, the Company accepted Mr. Gray’s resignation as Director and Chairman of the Board effective September 30, 2017.  Mr. Gray’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Election of Mr. Downing as Chairman of the Board of Directors

On September 29, 2017, the Board of Directors of the Company elected Stephen Downing as the Company’s Chairman of the Board effective October 1, 2017.  The Company has not yet approved separate compensation for Mr. Downing’s service as Chairman of the Board.

Mr. Downing served as a member of the Los Angeles Police Department for 20 years.  He started as a patrol officer and rose through the ranks working assignments that included vice, narcotics, detectives, and staff and command positions, ultimately being appointed to the rank of Deputy Chief of Police, where he oversaw the LAPD’s Special Investigations and Personnel and Training Bureaus. While still on the force, Downing wrote for numerous network television series. After retiring from the LAPD, Mr. Downing expanded his creative endeavors into television production, working both as a writer and producer, ultimately becoming the executive producer/show runner of several series including MacGyver, Robocop, and Fx – The Series.  Mr. Downing has been semi-retired for the past 10 years.  During that time, because of his law enforcement experiences commanding the LAPD’s narcotic enforcement program, he has become a nationally recognized advocate for finding an exit strategy to end the war on drugs.  In addition to serving as Director and Chairman of the Board for the Company, Mr. Downing divides his time between drug reform advocacy and his love of creative writing.

SIGNATURE PAGE

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cannabis Sativa, Inc.

Dated: October 5, 2017	By:	/s/ David Tobias
David Tobias
President